INVESTMENT LETTER

                            SELIGMAN PORTFOLIOS, INC.

     Seligman Portfolios, Inc. (the "Fund"), an open-end diversified management investment company, and Seligman Advisors, Inc. (the "Purchaser"), intending to be legally bound, hereby agree to the following:

1. The Fund hereby sells to Purchaser and Purchaser purchases one Class 2 share of Capital Stock (par value $.001) of each of the following Portfolios (each a "Portfolio") of the Fund at a price equivalent to the net asset value of one Class 1 share of each Portfolio as of the close of business on April __, 2000 (the "Purchase Date"): Seligman Bond Portfolio, Seligman Capital Portfolio, Seligman Cash Management Portfolio, Seligman Common Stock Portfolio, Seligman Communications and Information Portfolio, Seligman Frontier Portfolio, Seligman Global Growth Portfolio, Seligman Global Smaller Companies Portfolio, Seligman Global Technology Portfolio, Seligman International Growth Portfolio, Seligman High-Yield Bond Portfolio, Seligman Income Portfolio, Seligman Large-Cap Growth Portfolio, Seligman Large-Cap Value Portfolio and Seligman Small-Cap Value Portfolio (collectively, the "Shares"). The Fund hereby acknowledges receipt from Purchaser of funds in such amount in full payment for the Shares.

2. Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Purchase Date.

                                           SELIGMAN PORTFOLIOS, INC.


                                          By:
                                             ---------------------------------
                                                Name:  Lawrence P. Vogel
                                                Title:  Vice President


                                          SELIGMAN ADVISORS, INC.


                                          By:
                                             ---------------------------------
                                                Name:  Stephen J. Hodgdon
                                                Title: President